EXHIBIT 99.2

On August 5, 2015, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2015 second quarter financial results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. At that time if you have a question you'll need to press star, one on your pushbutton phone. As a reminder, this conference is being recorded. A replay will be accessible at www.intest.com.

I would now like to turn the call over the call over to Hugh Regan, inTEST's Chief Financial Officer.

Hugh Regan, Jr.:

Thank you, operator, and thank you for joining us for inTEST's 2015 second quarter financial results conference call. Joining me on the call today are Robert Matthiessen, President and CEO; Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products segments. Bob will briefly review highlights from the second quarter as well as current business trends and then I will review inTEST's detailed financial results and then provide guidance for the third quarter of 2015. We'll then have time for any questions. If you have not received a copy of today's release, a copy may be obtained on our Web site, www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties and could cause actual results to differ materially from those expressed or implied in such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions in the economy, changes in the demand for semiconductors, changes in the rate -- rates of and timing of capital expenditures by semiconductor manufacturers, the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets, progress of product development programs, increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in the company's SEC filings, including but not limited to, intense periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update this information on today's call with respect to events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Bob Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

I'd like to welcome everyone to our 2015 second quarter conference call. While Hugh will review the financial results in detail, as he just said, I'll review some of the highlights and then will discuss our markets and what we are seeing in our customer base.

We delivered another strong quarter, increasing nearly all metrics and driven predominantly by strength in the telecom industry where we are making head roads with a number of customers, as well as the auto and industrial segments. On a sequential basis, second quarter net revenues increased by 14% and exceeded guidance. Second quarter gross margin grew by 19%, while net earnings substantially increased by 147%. Net earnings per diluted share grew by $0.06, marking inTEST'S 23rd consecutive quarter of profitability.

Our Thermal Products segment is our largest, most profitable and diversified division and is providing inTEST with growth opportunities in the future. Through the strategic diversification of our Thermal Product segment we are creating new opportunities in industrial testing, and broadening our end market penetration. Our solutions are highly engineered and application-specific and often create or operate in extreme temperature environments. These thermal test systems are highly customizable and can be readily adapted not only to our traditional semiconductor market but also to electronics test applications in various growth markets including automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications.

Thermal segment bookings for the second quarter were $6.1 million compared with first-quarter bookings of $6.4 million. Second-quarter thermal segment revenues were $6.7 million compared with first-quarter thermal segment revenues of $5.7 million.

Revenue has trended up, with non-semi improving. Semi declined in the quarter consistent with the industry. Semi is, of course, cyclical and variable - with up-cycles balanced against down-cycles, and forward looking can be murky at times. While it's declined it can reverse quickly at any moment - as anyone in this industry already knows. We are at one of those frustrating points were we just can't see what is on the horizon. We do not believe that we have lost market share, it's more that the customers that we typically serve have put a damper on ordering. So it isn't a matter in which we have lost to competitors, rather the order pattern has changed over time and the size of the orders has diminished.

In Mil/Aero, overall bookings were down slightly in Q2 compared to Q1. Q1 actually benefited from a single large order for a proprietary defense product from a customer that periodically gives us very large orders. No additional orders are expected this year. If we exclude this Q1 order we have actually had an increase in Mil/Aero bookings in Q2. North American bookings are also attributable to industrial and the Internet of Things.

In Europe we have delivered six air chiller systems to a system integrator for automotive radar testing. Of note is the fact that in June 2015 our German operation achieved an all-time high monthly revenue of 365,000 Euros.

And in Asia, telecom is up after having slowed down somewhat in the previous quarter. Although the big players in telecom are still not buying much, we've now gained a number of new accounts among the smaller manufacturers from which we are garnering bookings and revenues. This accounted for heavy telecom bookings in June including multiple system orders from four Chinese telecom manufacturers.

In chillers we successfully installed and received factory buy-off of two 3 kilowatt chillers in a major energy customer. These chillers were actually shipped in Q4 of 2014 but not installed until Q2 of 2015 due to the customer's construction delays.

We have increased spending on product development in the thermal product group and recently introduced two new products that were very well received at SEMICON West, one for the semi market and the other for semi and electronics tests. We introduced a pair of benchtop systems for temperature testing ICs, including high-watt emitting devices. A launch of the ThermoSpot benchtop product line broadens the temperature forcing solutions available for semiconductor testing from Temptronic. IC developers now have the option to test ICs with an efficient direct contact method in addition to the widely used ThermoStream systems that can generate extreme temperatures very quickly.

In addition we introduce an environmentally friendly series of Temptronic ThermoStream temperature forcing systems that use one-third less energy than the standard models and with very low audible noise. These portable systems are ideal for temperature test in a lab environment. Moreover these systems provide remote communications and set up, touch screen operation and a wide-reaching thermal head for easy positioning over the test device.

Turning to the mechanical product segment, second-quarter mechanical product bookings were $1.9 million compared with first quarter bookings of $2.5 million. Bookings slowed down in the second half of Q2 which is attributable to a slowdown by our largest customer for docking components. Mechanical sales for the second quarter were $2.5 million compared with $2.4 million for the first quarter.

During Q1 we won new business with a domestic IDM for test cells for their ETS 800 tester. We were actually in direct competition with the tester manufacturer for that sale. The first manipulator, docking and interface were successfully installed during Q2 for this new tester. Also National Instruments has entered the tester business and we installed our first Cobal 250 for this new tester in Asia. And additionally we are developing a new manipulator in the 400KG class for which we will have improved capability to handle variable loads over our counter balanced units.

Now let me turn to our Electrical segment which is doing quite well. Overall Electrical had a good quarter with bookings and revenues above forecast. Q2 bookings were $2.3 million compared with first-quarter bookings of $2.5 million. Q2 electrical revenues were $2.4 million compared with Q1 bookings of $2.0 million. It bears noting as always that the sale cycle and the electrical division is a lengthy one, upwards to a year and a half and we are seeing the benefit of the considerable effort and infrastructure we put in place a few years ago. Some of these products continue to ship and we would expect to see continued improvements in Electrical.

Several highlights for the quarter included the fact that the booking of a significant new project for development of very high frequency interface for probe test of automobile radar chips. We've also been using our proprietary Lynx tester that we've developed recently to offer refurbishment for interfaces for our own and competitors units. We delivered the first of a new interface to a major domestic IDM for use with their Teradyne J750HD test system and the first 440MM inFLEX interface sold. We have previously concentrated on 300MM. We shipped ten interfaces to a major domestic IDM for use by their optical test group and our inFLEX wafer probe interfaces for a major family of testers, the Teradyne FLEX series, continue to sell well. And we continue to develop a new piece of equipment to measure probe card deflection under load that would occur in an actual prober while testing wafers. So the overall outlook continues to improve for Electrical and orders have continued strong into Q3 of 2015.

Before I turn the call back over to Hugh, let me wrap up. In summary our operating results reinforce the strength of our business model which is centered on our core market in semiconductor ATE complemented by an expanded product offering for non-traditional electronics markets that require thermal testing. Our long-term objective is to grow and transform inTEST into a broad-based thermal test solutions company while continuing to supply our valued customers in the semiconductor test arena. Leveraging the strength of our semiconductor business we have increased our footprint with the evolution of our non-semi thermal test solutions and we offer a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor sectors including automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications. We aim to be recognized authority on extreme temperature environments and provide highly engineered application-specific thermal solutions with timely delivery, superior quality and reliability, and we believe the conditions for our long-term success remain firmly in place.

With that I'd like to turn the call back over to Hugh.

Hugh Regan, Jr.:

Thanks, Bob. Second quarter 2015 end-user net revenues were $10.8 million or 93% of net revenues compared to $9.4 million or 92% of net revenues in the first quarter. OEM net revenues were at $839,000 or 7% of net revenues up from $793,000 or 6% for the first quarter of 2015. Net revenues from markets outside of semiconductor test were $3.0 million or 26% of net revenues compared with $1.8 million or 18% of net revenues in the first quarter.

The company's gross margin for the second quarter was $5.8 million or 51% as compared with $4.9 million or 48% in the first quarter. The improvement in the gross margin was the result of better absorption of our fixed manufacturing costs, which were unchanged at $1.5 million, but as the percentage of revenues declined from 15% in Q1 to 13% in Q2. Also contributing to the improvement was a slight reduction in our consolidated component material costs, which declined from 33.8% in the first quarter to 33.6% in the second quarter.

While our consolidated component material costs remained stable sequentially, we saw both increases and decreases within our product segments. Our Thermal Products segment saw a small sequential increase in its component material costs, growing from 28.5% in Q1 to 29.2% in Q2, while the increase in our consolidated component material costs in our Electrical Products segment increased from 2.3% from 34.3% in Q1 to 36.6% in Q2. These were fully offset by a reduction of 2.9% in the costs of our Mechanical Products segment which declined from 44.9% in Q1 to 42% in Q2. The changes in component material costs were driven by changes in both product and customer mix.

Selling expense was $1.6 million for the second quarter compared to $1.5 million for the first quarter, an increase of $105,000 or 7% sequentially. The increase was primarily due to increased travel expenses during the second quarter. In addition there were increases in both sales commission expense and advertising costs.

Engineering and product development expense was $1.0 million for Q2 compared to $942,000 for Q1, an increase of $105,000 or 11%. The higher levels of spending in the second quarter were driven by product development efforts in our Thermal Products segment as Bob discussed earlier in the call.

General and administrative expense for the second quarter was $1.6 million compared with $1.8 million in the first quarter, an increase of $238,000 or 13%. Our first quarter G&A expense included $320,000 of costs related to our due diligence efforts and transaction related costs associated with a potential acquisition. Adjusted for these non-recurring expenses our Q2 general and administrative expense would have increased $75,000 or 5% sequentially due to officer bonus accruals and increased spending on professional fees.

When we reported our Q1 results in late April our due diligence efforts on a potential acquisition were not yet complete and we noted that certain criteria which impacted our decision with regard to consummating this transaction would not be known until the target company's second quarter results were complete. The target company has not yet released its final second quarter results to us. However, based upon the interim information shared to date with us we know the target had been experiencing less than expected bookings during the second quarter of 2015 which has reduced our confidence that they will achieve their original financial projections for the second half of 2015. We expect to meet with the target company's management soon to review final Q2 results as well as their revised forecast for the second half of 2015.

As I noted in our last call, the inTEST senior management team is very focused on identifying and reviewing acquisition opportunities that would create shareholder value and we have a strong track record of integrating businesses that either expand our market share or product offerings. Among our goals for future acquisitions are that they are a strategic fit and provide access to markets outside of the semiconductor market which create stronger revenue growth opportunities. The acquisition process can use significant portions of our time and resources and we will continue to look to leverage our considerable financial flexibility as suitable inorganic growth opportunities arise.

Other income was $21,000 for Q2 compared to other expense of $11,000 for Q1 and the $32,000 change was primarily the result of foreign exchange losses in the first quarter compared to foreign exchange gains in the second quarter.

We accrued income tax expense of $579,000 during the second quarter compared to $233,000 booked in the first quarter. Our effective tax rate was 35% in both the first and second quarters and at June 30, 2015 our deferred tax assets were $1.2 million and our remaining net loss carry forward was $1.2 million for domestic state, primarily California, and $930,000 for foreign related to our German operation.

Second quarter net income was $1.1 million or $0.10 per diluted share compared with first-quarter net income of $438,000 or $0.04 per diluted share and average shares outstanding were 10,495,000 at June 30. Amortization and depreciation expense was $195,000 for the second quarter and EBITDA was $1.8 million for the second quarter up from $869,000 in EBITDA for the first quarter. Consolidated headcount at the end of June, which includes temporary staff, was 132, up two from the level we had reported at March 31. Shortly after the close of the second quarter we had a reduction in force in our mechanical product segment and reduced the headcount there by five staff.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the second quarter were $23.5 million, up $981,000 from March 31. We currently expect cash and cash equivalents to increase throughout 2015 excluding the impact of the closing of any acquisition. Accounts receivable increased during the quarter by $923,000 to $7.4 million at June 30 driven by increased shipments during the second quarter. Inventory decreased slightly by $146,000 to $4.0 million at June 30.

Capital expenditures were $6,000 up from $179,000 in the first quarter and primarily represented additions to leased systems in our Thermal Products segment. Bob provided consolidated and segment booking data earlier in the call and the backlog at the end of June was $3.8 million down from $5.0 million at the end of March.

In terms of our financial outlook, as noted in our earnings release, based upon the normal seasonality we see each year in our business, we expect that net revenue for the quarter ended September 30, 2015 will be in the range of $9.0 million to $10.0 million and net earnings will range from $0.03 to $0.07 per diluted share. We currently expect that our Q3 2015 product mix will be slightly more favorable than Q2 and that our third quarter gross margin will range from 49% to 51%.

Operator, that includes our formal remarks at this point. We can now take questions.

Operator:

Ladies and gentlemen, if you would like to ask an audio question at this time simply press star and the number one on your telephone keypad. That's star one for questions.

Your first question comes from the line of Srini Sundararajan with Summit Research.

Srini Sundararajan:

Thanks. Congratulations on a good quarter and thanks for taking my question. I have one question and a quick follow-up. Can you make any comments on your China sales in the second quarter versus China sales in the first quarter?

Hugh Regan:

Good question, Srini. This is Hugh.

It's funny, I don't have geographic data in front of me here on the call. The one thing I can do is ask Jim Pelrin if he can recall for the thermo group sales into China Q1 versus Q2. It's not a normal metric, Srini, we have available on this call so I apologize that we may not have that available.

Jim, would you have that readily -

James Pelrin:

Yes, I can answer qualitatively. We experienced an increase in sales in China in the fourth quarter of last year, the first quarter of 2015. Most of our telecom sales were to the big three as we call them and now we have developed sales and -- bookings and sales into some of the smaller players.

Srini Sundararajan:

OK, great. And then I'm not expecting guidance from you on the fourth quarter, but could you give me any qualitative highlights of the various segments in the fourth quarter?

Hugh Regan:

Good question, Srini. You know, our fourth quarter trails down seasonally from Q3, like Q1 they tend to be trough quarters for us. I understand you've got a model that you need to update at this point and that we don't provide guidance for the fourth quarter, but I would expect our results in the fourth quarter at this point to be probably somewhat consistent with the first quarter of the year.

Srini Sundararajan:

OK, great. Thank you very much.

Hugh Regan:

You're very welcome

Operator:

As a reminder you may ask an audio question by pressing star and the number one on your telephone keypad. That's star, one for questions.

There are no further questions at this time. I would now like to turn the call back over to Mr. Matthiessen for any closing remarks.

[Non-material closing remarks omitted]

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